PROSPECTUS SUPPLEMENT (Subject to Completion, Issued March 4, 1998) (To Prospectus dated June 2, 1997)

                   Morgan Stanley, Dean Witter, Discover & Co.
                250,000 SEPARABLE UNITS MANDATORILY EXCHANGEABLE
                    FOR STANDARD & POOR'S DEPOSITARY RECEIPTS
                                  CONSISTING OF
                 PURCHASE CONTRACTS SETTLING SEPTEMBER 30, 2005
                    PUT WARRANTS SETTLING SEPTEMBER 30, 2005

     Each Separable Unit Mandatorily Exchangeable for Standard & Poor's Depositary Receipts ("SPDRS") (a "Unit") consists of (i) a Purchase Contract Settling September 30, 2005 (a "Purchase Contract") of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") requiring the Company to deliver to the holder thereof a number of SPDRS and (ii) one Put Warrant Settling September 30, 2005 (a"Put Warrant") of the Company entitling the holder thereof upon exercise to sell SPDRS to the Company. Each SPDR represents a proportionate undivided interest in the portfolio of securities held by the SPDR Trust Series I (the "SPDR Trust"), consisting of substantially all of the common stocks of the S&P 500 Composite Stock Price Index (the "S&P 500 Index"). The SPDR Trust was formed by PDR Services Corporation, a wholly-owned subsidiary of the American Stock Exchange, Inc. (the "AMEX"). Standard & Poor's Depositary Receipts and SPDRS are trademarks of the McGraw-Hill Companies Inc. The Units, including the Purchase Contracts and Put Warrants, are further described below and will be issued in denominations of 1,000 Units, Purchase Contracts and Put Warrants, respectively, and any integral multiple thereof. The Units will be issued at an issue price of $____ per Unit the closing ask price of SPDRS on the date of this Prospectus Supplement (the "Unit Issue Price").

     On September 30, 2005 (subject to adjustment in the event of certain market disruption events, the "Contract Settlement Date"), the Company will be required to deliver to the holder of each Purchase Contract a number of SPDRS with a value equal to the Final SPDR Value. The Final SPDR Value will equal the arithmetic average of the SPDR Closing Values, as determined on each of March 30, 2004, December 30, 2004 and September 27, 2005, subject to adjustment upon the occurrence of certain market disruption events (each a "Determination Date") and will be calculated on the last Determination Date. The number of SPDRS with a value equal to such Final SPDR Value will be determined at the close of business on the last Determination Date. The value of the SPDRS received by a holder of a Purchase Contract on the Contract Settlement Date, determined as described herein, may be more or less than the Unit Issue Price.

     On September 30, 2005 (subject to adjustment in the event of certain market disruption events, the "Warrant Settlement Date"), the holder of a Put Warrant will have the right, which may be exercised only in whole multiples of 1,000 Put Warrants, upon (i) completion by the holder and delivery to the Warrant Agent and the Calculation Agent of an Official Notice of Exercise on or after August 26, 2005 and prior to 11:00 a.m. New York City time on the Exercise Expiration Date and (ii) delivery of a number of SPDRS per Put Warrant with a value equal to the Final SPDR Value, as described in the preceding paragraph, to the Warrant Agent on the Warrant Settlement Date, to sell such SPDRS to the Company and to receive from the Company on the Warrant Settlement Date, as the purchase price for such SPDRS, $______ (the "Put Price"). The Exercise Expiration Date for the Put Warrants will be the same as the last Determination Date under the Purchase Contracts, and the number of SPDRS with a value equal to the Final SPDR Value will be determined at the close of business on the last Determination Date.

     Prior to June __, 1998 (the "Automatic Separation Date"), the Purchase Contracts and Put Warrants may be purchased and transferred only as Units and will trade under the CUSIP number for the Units. On the Automatic Separation Date, the Units will automatically separate into their constituent Purchase Contracts and Put Warrants (which will thereafter trade under separate CUSIP numbers), and the Units will cease to exist. The Units and the constituent Purchase Contracts and Put Warrants will be represented by global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Beneficial interests in the Units and, after the Automatic Separation Date, the Purchase Contracts and Put Warrants will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described in the accompanying Prospectus, Units, Purchase Contracts and Put Warrants in certificated form will not be issued in exchange for the global securities.

     The SPDR Closing Values are subject to adjustment. See "Description of Units -- Antidilution Adjustments" in this Prospectus Supplement. The Company will cause the Final SPDR Value, the number of SPDRS with a value equal to the Final SPDR Value and any antidilution adjustments to be determined by the Calculation Agent for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

     The SPDR Trust is not affiliated with the Company, is not involved in this offering of Units and will have no obligations with respect to the Units, the Purchase Contracts or the Put Warrants. The Market Price of SPDRS on the date of this Prospectus Supplement was $__ . See "SPDRS -- Historical Information" in this Prospectus Supplement for information on the range of Market Prices of SPDRS.

     An investment in the Units and the constituent Purchase Contracts and Put Warrants entails a high degree of risk, as described under "Risk Factors" on S-8 through S-11 herein.


                             -----------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
           OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             -----------------------

                            PRICE $          PER UNIT



                                        Underwriting Discounts     Proceeds to
                  Price to Public(1)     and Commissions(2)(3)     Company(4)
                  ------------------    ----------------------     -------------
Per Unit .........$                       $                       $
Total.............$                       $                       $

-------------------

(1) The price to public for investors purchasing (i) greater than or equal to 100,000 Units and less than 250,000 Units in any single transaction will be $___ per Unit (99.75% of the Unit Issue Price), and (ii) greater than or equal to 250,000 Units in any single transaction will be $ ____ per Unit (99.50% of the Unit Issue Price), subject to the holding period requirement described under "Underwriter" herein.

(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

(3) The underwriting discounts and commissions for investors purchasing (i) greater than or equal to 100,000 Units and less than 250,000 Units in any single transaction will be $____ per Unit (.375%) and (ii) greater than or equal to 250,000 Units will be $____ per Unit (.125%).

(4)  Before deduction of expenses payable by the Company estimated at $____ .

                             -----------------------


     The Units are offered, subject to prior sale, when, as and if accepted by the Underwriter and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriter. It is expected that delivery of the Units will be made on or about ______, 1998 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.

                             -----------------------

                           MORGAN STANLEY DEAN WITTER

            , 1998

 -----------------

Information contained in this preliminary prospectus supplement is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.





No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                TABLE OF CONTENTS
                                                                          Page
                                                                         -----

                              Prospectus Supplement

Consolidated Ratio of Earnings to Fixed Charges............................S-3
Description of Units.......................................................S-3
Risk Factors Relating to the Units.........................................S-8
SPDRS; Public Information.................................................S-11
Historical Information....................................................S-12
United States Federal Income Taxation.....................................S-13
Underwriter...............................................................S-17
Glossary...................................................................A-1
Official Notice of Exercise................................................B-1

                                   Prospectus

Available Information........................................................2
Incorporation of Certain Documents by Reference..............................2
The Company..................................................................4
Use of Proceeds..............................................................4
Consolidated Ratios of Earnings to Fixed Charges and Earnings to
     Fixed Charges and Preferred Stock Dividends.............................5
Description of Debt Securities...............................................5
Description of Warrants.....................................................11
Description of Purchase Contracts...........................................14
Description of Units........................................................14
Limitations on Issuance of Bearer Securities and Bearer
     Debt Warrants..........................................................14
Description of Capital Stock................................................15
Global Securities...........................................................28
Plan of Distribution........................................................30
Legal Matters...............................................................31
Experts.....................................................................31
ERISA Matters for Pension Plans and Insurance Companies.....................32

                             -----------------------


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, SPDRS OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500 INDEX. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE UNITS, SPDRS OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500 INDEX IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITER."

                             -----------------------






                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated. The fiscal year information for 1996, 1995, 1994 and 1993 combines the historical financial information of Dean Witter, Discover & Co. ("Dean Witter Discover") for the years ended December 31, 1996, 1995, 1994 and 1993 with the historical financial information of Morgan Stanley Group Inc. ("Morgan Stanley") for the fiscal years ended November 30, 1996, 1995, 1994 and 1993. Subsequent to the merger of Morgan Stanley with and into Dean Witter Discover on May 31, 1997 (the "Merger"), the Company adopted a fiscal year end of November 30. The fiscal year information for 1997 reflects the change in fiscal year end.


                                                 Fiscal Year
                                ----------------------------------------------
                                1997      1996       1995      1994      1993
                                ----      ----       ----      ----      ----
 Ratio of earnings
  to fixed charges..........     1.4       1.3        1.3       1.3       1.4

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (exclusive of preferred stock dividends). For the purpose of calculating the ratio, the fixed charges consist of interest expense, capitalized interest and that portion of rent expense estimated to be representative of the interest factor.


                              DESCRIPTION OF UNITS

     The following description of the particular terms of the Separable Units Mandatorily Exchangeable for Standard & Poor's Depositary Receipts consisting of Purchase Contracts Settling September 30, 2005 and Put Warrants Settling September 30, 2005 (the "Units") offered hereby supplements the description of the general terms and provisions of the Units, Purchase Contracts and Warrants set forth in the Prospectus, to which description reference is hereby made. In particular, as used under this caption, the term "Company" means Morgan Stanley, Dean Witter, Discover & Co. Capitalized terms not defined herein have the meanings given to such terms in the Glossary attached as Annex A hereto or in the accompanying Prospectus.

     The Units will be issued pursuant to the Unit Agreement dated as of , 1998 (the "Unit Agreement") among the Company, The Chase Manhattan Bank, as Unit Agent (the "Unit Agent"), and as Trustee and Paying Agent under the Senior Debt Indenture and as Warrant Agent under the Warrant Agreement dated as of , 1998 (the "Warrant Agreement") between the Company and The Chase Manhattan Bank, as Warrant Agent (the "Warrant Agent"). The Purchase Contracts initially comprised by the Units are pre-paid purchase contracts that require the holders thereof to satisfy their obligations thereunder when the Purchase Contracts are issued. The Purchase Contracts will be issued under the Senior Debt Indenture and the Company's obligation to settle the Purchase Contracts on the Contract Settlement Date will constitute Senior Indebtedness of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Put Warrants initially comprised by the Units will be issued pursuant to the Warrant Agreement and are unsecured contractual obligations of the Company that rank pari passu with the Company's other unsecured contractual obligations and with the Company's unsecured and unsubordinated debt. The following summaries of certain provisions of the Units, Purchase Contracts and Put Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Unit Agreement, the Senior Debt Indenture and Warrant Agreement.

General

     Each Unit consists of (i) a Purchase Contract of the Company, requiring the Company to deliver to the holder thereof a number of SPDRS, representing a proportionate undivided interest in the portfolio of securities held by the SPDR Trust, consisting of substantially all of the common stocks of the S&P 500 Index and (ii) a Put Warrant, entitling the holder thereof upon exercise to sell SPDRS to the Company on the Warrant Settlement Date at the Put Price, as described below. The number of Units will be limited to 250,000 and will be issued in fully registered form only in denominations of 1,000 Units, Purchase Contracts and Put Warrants, respectively, and any integral multiple thereof. The Units will be issued at an issue price of $ per Unit (the "Unit Issue Price").

     Prior to June __, 1998 (the "Automatic Separation Date"), the Purchase Contracts and Put Warrants may be purchased and transferred only as Units and will trade under the CUSIP number for the Units (617446364). On the Automatic Separation Date, the Units will automatically separate into their constituent Purchase Contracts and Put Warrants (which will thereafter trade under their respective CUSIP numbers), and the Units will cease to exist. Each beneficial owner of a Unit on the Automatic Separation Date will become the owner of one Purchase Contract (CUSIP 617446190) and one Put Warrant (CUSIP 617446182), which may thereafter be transferred as separate securities. The Units and the constituent Purchase Contracts and Put Warrants will be represented by global securities registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Beneficial interests in the Units and, after the Automatic Separation Date, beneficial interests in the Purchase Contracts and Put Warrants will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. A further description of the Depositary's procedures with respect to such global securities is set forth in the Prospectus under "Global Securities," and, except as described therein, Units, Purchase Contracts and Put Warrants in certificated form will not be issued in exchange for such global securities.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Company has appointed Morgan Stanley & Co. Incorporated ("MS & Co.") as Calculation Agent with respect to the Purchase Contracts and Put Warrants. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Units, Purchase Contracts and Put Warrants.

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Units, Purchase Contracts and Put Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final SPDR Value, the number of SPDRS with a value equal to the Final SPDR Value, any antidilution adjustments or whether a Market Disruption Event has occurred. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Units, Purchase Contracts and Put Warrants to restrict the use of information relating to the calculation of the Final SPDR Value prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Certain Provisions of the Unit Agreement

     Remedies

     The Unit Agent will act solely as an agent of the Company in connection with the Units and will not assume any obligation or relationship of agency or trust for or with any holders of Units or interests therein. Any holder of Units or interests therein may, without the consent of the Unit Agent or any other holder or beneficial owner of Units, enforce by appropriate legal action, on its own behalf, it rights under the Unit Agreement; provided that the holders of Units or interests therein may only enforce their rights under the Purchase Contracts and the Put Warrants issued as parts of such Units in accordance with the terms of the Senior Debt Indenture and the Warrant Agreement, respectively.

     Modification

     The Unit Agreement may be amended by the Company and the Unit Agent, without the consent of the holders, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision therein or in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interest of the affected holders of Units in any material respect.

     The Unit Agreement will contain provisions permitting the Company and the Unit Agent, with the consent of the holders of not less than a majority of Units at the time outstanding, to modify the rights of the holders of the Units so affected and the terms of the Unit Agreement, except that no such modification may, without the consent of the holder of each outstanding Unit affected thereby, (i) materially adversely affect the holders' rights under any Unit or
(ii) reduce the aforesaid percentage of outstanding Units issued under the Unit Agreement, the consent of the holders of which is required for the modification or amendment of the provisions of the Unit Agreement. Modifications of Purchase Contracts issued as part of Units may only be made in accordance with the Senior Debt Indenture, as described under "Description of Debt Securities--Modification of the Indentures" in the accompanying Prospectus. Modifications of Put Warrants issued as part of Units may only be made in accordance with the terms of the Warrant Agreement as described in the accompanying Prospectus under "Description of Warrants--Modifications."

     Title

     The Company, the Unit Agent, the Trustee, the Warrant Agent and any agent thereof will treat the registered owner of any Unit (and, after the Automatic Separation Date, of any Purchase Contract or Put Warrant) as the owner thereof (notwithstanding any notice to the contrary) for all purposes.

Purchase Contracts

     The number of Purchase Contracts Settling September 30, 2005 will be limited to 250,000 and will be issued in fully registered form only in denominations of 1,000 Purchase Contracts and any integral multiple thereof. On the Contract Settlement Date (including as a result of acceleration or otherwise), the Company will be required to deliver to the holder of each Purchase Contract a number of SPDRS with a value equal to the Final SPDR Value. The Final SPDR Value will equal the arithmetic average of the SPDR Closing Values as determined on each of the three Determination Dates, and will be calculated by the Calculation Agent on the last Determination Date. The number of SPDRS with a value equal to such Final SPDR Value will be determined at the close of business on the last Determination Date. The Purchase Contracts are not redeemable by the Company prior to the Contract Settlement Date; nor do the Purchase Contracts entitle the holder thereof to receive any SPDRS prior to the Contract Settlement Date. See "Antidilution Adjustments" below.

     The Company will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee on or prior to 10:30 a.m. on the Trading Day immediately prior to the Contract Settlement Date of the number of SPDRS to be delivered in satisfaction of each Purchase Contract and (ii) deliver such SPDRS (and any cash representing fractional SPDRS) to the agent referred to in the immediately succeeding paragraph for delivery to the holders. Upon the settlement of the Purchase Contracts, the Company will pay cash in lieu of delivering fractional SPDRS in an amount equal to the corresponding Market Price of such fraction of a SPDR, as determined by the Calculation Agent as of the second Trading Day immediately prior to the Contract Settlement Date.

     On the Contract Settlement Date, the Purchase Contracts may be presented for delivery of SPDRS (and any cash representing fractional SPDRS) at the agency in the Borough of Manhattan, The City of New York, maintained by the Company for such purpose. On the date hereof, the agent for such presentation and delivery with respect to the Purchase Contracts (the "Paying Agent") is The Chase Manhattan Bank (formerly known as Chemical Bank), acting through its corporate trust office at 450 West 33rd Street, New York, New York 10001.

     In case an Event of Default (as defined under the Senior Debt Indenture) with respect to the Purchase Contracts shall have occurred and be continuing, the number of SPDRS declared due and payable upon any acceleration of the Purchase Contracts will be determined by the Calculation Agent and will be a number of SPDRS with a value on the date of acceleration equal to the Final SPDR Value, determined as though each Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration.

Put Warrants

     The Put Warrants are Universal Warrants of the Company, as further described in the Prospectus under "Description of Warrants." The number of Put Warrants will be limited to 250,000 and will be issued only in fully registered form in denominations of 1,000 Put Warrants and any integral multiple thereof. On the Warrant Settlement Date, the holder of a Put Warrant will have the right, which may be exercised only in whole multiples of 1,000 Put Warrants, upon (i) completion by the holder and delivery to the Warrant Agent and the Calculation Agent of an Official Notice of Exercise, in the form attached hereto as Annex B, on or after August 26, 2005 and prior to 11:00 a.m. New York City time on the Exercise Expiration Date and (ii) the delivery of the Put Warrant Certificate and a number of SPDRS per Put Warrant with a value equal to the Final SPDR Value, as described under "--Purchase Contracts" above, to the Warrant Agent at the Warrant Agent's Window prior to 10:30 a.m. on the Warrant Settlement Date, to sell such SPDRS to the Company and to receive from the Company on such Warrant Settlement Date, as the purchase price for such SPDRS, $ (the "Put Price"). The Company will, or will cause the Calculation Agent to, notify the holders of the Put Warrants and the Warrant Agent at the close of business on the Exercise Expiration Date of (i) the Final SPDR Value and (ii) the number of SPDRS per Put Warrant with a value equal to the Final SPDR Value that may be sold to the Company for the Put Price. In order to eliminate the risk of any upward movement in the market price of SPDRS after a holder submits an Official Notice of Exercise, the exercise of a Put Warrant will be deemed subject to a limit order so that the Put Warrant will not be exercised if the Final SPDR Value, as determined by the Calculation Agent on the Exercise Expiration Date, is equal to or greater than the Put Price. If the Exercise Expiration Date is postponed as described in the definition thereof, such limit order will apply on the Exercise Expiration Date as so postponed. None of the Put Warrants is redeemable by the Company prior to the Warrant Settlement Date; nor does any Put Warrant entitle the holder thereof to sell any SPDRS to the Company prior to the Warrant Settlement Date. A holder of a Put Warrant may not sell to the Company less than the number of SPDRS with a value equal to the Final SPDR Value upon exercise of such Put Warrant. See "Antidilution Adjustments" below.

     So long as the Put Warrants are represented by global securities, the Depositary's nominee will be the only entity that can exercise such Put Warrants. In order to ensure that the Depositary's nominee will timely exercise the rights conferred by the Put Warrants, the beneficial owner of such Put Warrant must instruct the broker or other direct or indirect participant through which it holds an interest in such Put Warrant to notify the Depositary of its desire to exercise such Put Warrant. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Put Warrant in order to ascertain the deadline for such an instruction in order for timely notice to be delivered to the Depositary prior to 11:00 a.m. on the Exercise Expiration Date.

     A further description of the Depositary's procedures with respect to Registered Global Securities (including the registered global Units, Purchase Contracts and Put Warrants) representing Book-Entry Securities is set forth in the Prospectus under "Global Securities." The Depositary has confirmed to the Company, the Unit Agent, the Paying Agent, the Warrant Agent and the Trustee that it intends to follow such procedures.

     The provisions of the Warrant Agreement are described more fully in the accompanying Prospectus under "Description of Warrants."

Antidilution Adjustments

     If SPDRS are subject to a split or reverse split, then once such split has become effective, the Adjustment Factor (one (1) if not previously adjusted) used to calculate the SPDR Closing Values will be adjusted to equal the product of the prior Adjustment Factor and the number of SPDRS issued in such split or reverse split with respect to one SPDR.

     If the SPDR Trust is liquidated or otherwise terminated (a "Liquidation Event"), (i) the Market Price of SPDRS on any Determination Date (or Exercise Expiration Date) following such Liquidation Event will be determined by the Calculation Agent and will be deemed to be a fraction of the closing value of the S&P 500 Index (or any Successor Index, as described below) on such Determination Date (or Exercise Expiration Date) (taking into account any material changes in the method of calculating the S&P 500 Index following such Liquidation Event) equal to that fraction of the closing value of the S&P 500 Index represented by the Market Price of SPDRS on the last day prior to the occurrence of such Liquidation Event on which a Market Price of SPDRS was available, (ii) at the Contract Settlement Date, the Company will deliver the Final SPDR Value in cash to the holder of a Purchase Contract in lieu of delivering SPDRS and (iii) at the Warrant Settlement Date, with respect to any Put Warrant expiring on or after the occurrence of a Liquidation Event, the Company will deliver, or cause the Calculation Agent to deliver, an amount in cash equal to the excess, if any of the Put Price over the Final SPDR Value, as determined by the Calculation Agent on the Exercise Expiration Date of such Put Warrant; provided that holders of 20,000 or more Purchase Contracts shall have the option to request, prior to 11:00 a.m. New York City time on the fifth Business Day prior to the last Determination Date, that the Company pay, or cause the Calculation Agent to pay, the Final SPDR Value by delivering, if reasonably practicable, the component stocks of the S&P 500 Index in proportion to their representation in such index.

     If Standard & Poor's ("S&P") discontinues publication of the S&P 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Market Price of SPDRS will be determined by reference to the value of such Successor Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor Index on the relevant Determination Date or Exercise Expiration Date, as the case may be. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, the Warrant Agent, the Company and to the holders of the Purchase Contracts and Put Warrants within three Trading Days of such selection.

     If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, any Determination Date (or Exercise Expiration
Date) that follows a Liquidation Event and the Calculation Agent determines that no Successor Index is available at such time, then on such Determination Date (or Exercise Expiration Date), the Calculation Agent will determine the closing value that would be used in computing the Market Price of SPDRS on such Determination Date (or Exercise Expiration Date). The closing value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date (or Exercise Expiration Date) of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, a Liquidation Event or the discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Purchase Contracts and the Put Warrants.

     No adjustments to the Adjustment Factor pursuant to the first paragraph of this section will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward. No adjustments to the terms of the Put Warrants or Purchase Contracts will be required other than those specified above. However, the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Purchase Contracts or the Put Warrants to reflect changes in the SPDRS in other circumstances if the Company determines such adjustments to be appropriate. The adjustments specified above do not cover all events that could affect the Market Price of the SPDRS.

     The Calculation Agent shall be solely responsible for the determination and calculation of any of the adjustments specified above and of any related determinations and calculations with respect to any distributions in connection with any events described above, and its determinations and calculations with respect thereto shall be conclusive.

     The Calculation Agent will provide information as to any such adjustments upon written request by any holder of the Units, Purchase Contracts or Put Warrants.


                       RISK FACTORS RELATING TO THE UNITS

Comparison to Conventional Debt Security

     An investment in the Units entails significant risks not associated with similar investments in a conventional debt security. The risks will be increased significantly if, after the Automatic Separation Date, an investor holds a Purchase Contract without also holding the Put Warrant (the "Related Put Warrant") originally combined with such Purchase Contract as a Unit or holds a Put Warrant without also holding the Purchase Contract (the "Related Purchase Contract") originally combined with such Put Warrant as a Unit. Risks of an investment in the Units, Purchase Contracts and Put Warrants include the following:

Risks of Investments in Purchase Contracts

     The value of SPDRS that a holder of a Purchase Contract will receive upon settlement of the Purchase Contracts is not fixed, but is based on the price of SPDRS on each of the Determination Dates. Because the price of SPDRS is subject to market fluctuations, the value of the SPDRS received upon settlement of a Purchase Contract, determined as described herein, may be more or less than the Unit Issue Price. If the Final SPDR Price is less than the Unit Issue Price, an investment in the Units may result in a loss at the Contract Settlement Date if the holder of the settling Purchase Contract has not held and timely exercised the Related Put Warrant or if the Final SPDR Price is not sufficiently greater than the Unit Issue Price to compensate the investor for the time value of money. Investors who hold a Purchase Contract without also holding the Related Put Warrant will suffer a loss if the Final SPDR Price is less than the portion of the Unit Issue Price allocated to such Purchase Contract.

     Investment decisions relating to the Purchase Contracts require the investor to predict the direction of movements in the underlying SPDRS, and, accordingly, of the S&P 500 Index, as well as the amount and timing of those movements. Before making any investment in the Purchase Contracts, it is important that a prospective investor become informed about and understand the nature of forward contracts in general, the specific terms of the Purchase Contracts and the nature of SPDRS.

No Ownership Rights of SPDRS Prior to Delivery

     Holders of the Purchase Contracts will not be entitled to any rights with respect to SPDRS (including, without limitation, voting rights and the rights to receive any dividends, capital gain distributions or other distributions in respect thereof) until such time as the Company shall deliver SPDRS to holders upon settlement of the Purchase Contracts.

Risks of Investments in Put Warrants

     At maturity of the Put Warrants, a holder of a Put Warrant has the right to deliver a number of SPDRS with a value equal to the Final SPDR Value to the Warrant Agent and to receive in exchange from the Company the Put Price. If, on the Exercise Expiration Date, the Final SPDR Value is greater than the Put Price, the holder will not deliver such SPDRS and will forfeit the price paid for the Put Warrant. Because the Final SPDR Value is based on the arithmetic average of the SPDR Closing Values on each of three Determination Dates, an investor may so forfeit the price paid for a Put Warrant even if the SPDR Closing Values on the first two Determination Dates were less than the Put Price. In addition, the Put Warrants require physical settlement: an investor in the Put Warrants will have to own or acquire SPDRS in the market in order to exercise a Put Warrant and receive the Put Price from the Company. The Put Warrants are European-style warrants that may be exercised only on the Exercise Expiration Date. Therefore, if an investor fails to exercise the Put Warrants or deliver a SPDR to the Warrant Agent on a timely basis, the investor will not receive the Put Price.

     Investment decisions relating to the Put Warrants require the investor to predict the direction of movements in the underlying SPDRS, and, accordingly, of the S&P 500 Index, as well as the amount and timing of those movements. The Put Warrants may change substantially in value, or lose all of their value, with relatively small movements in the Market Price of SPDRS. Moreover, a Put Warrant is a "wasting asset" in that in the absence of countervailing factors, such as an offsetting movement in the level of the Market Price of SPDRS, the market value of a Put Warrant will tend to decrease over time and a Put Warrant will have no market value after the time for exercise has expired. Accordingly, owning the Put Warrants, especially when held separately from the Related Purchase Contracts, involves a high degree of risk and is not appropriate for every investor. As such, investors who are considering purchasing the Put Warrants and holding them without also holding the Related Purchase Contracts must be able to understand and bear the risk of a speculative investment in the Put Warrants and be experienced with respect to options and option transactions and understand the risks of stock index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Put Warrants in light of their particular financial circumstances and the information set forth in this Prospectus Supplement and in the Prospectus.

     The Put Warrants share many of the risks of standardized options but, unlike standardized options, they are backed only by the credit of the Company (not The Options Clearing Corporation).

     Before making any investment in the Put Warrants, it is important that a prospective investor become informed about and understand the nature of the Warrants in general, as described in the accompanying Prospectus, the specific terms of the Put Warrants and the nature of SPDRS. It is especially important for an investor to be familiar with the procedures governing the exercise of the Put Warrants, since the failure to properly exercise a Put Warrant on or prior to the Exercise Expiration Date for such Put Warrant will result in the loss of the opportunity to receive the Put Price.

Limited Pricing Information; Possible Illiquidity of the Secondary Market

     The Units (and, after the Automatic Separation Date, the Purchase Contracts and the Put Warrants) will not be listed on any national securities exchange or accepted for quotation on a trading market and, as a result, pricing information for the Units, Purchase Contracts and Put Warrants may be difficult to obtain.

     There can be no assurance as to how the Units, Purchase Contracts or Put Warrants will trade in the secondary market or whether such market will be liquid or illiquid. Securities with characteristics similar to the Units are novel securities, and there is currently no secondary market for the Units. The market value for the Units (and, after the Automatic Separation Date, of the Purchase Contracts and Put Warrants) will be affected by a number of factors in addition to the creditworthiness of the Company and the value of SPDRS, including, but not limited to, the volatility of SPDRS, the dividend rate on SPDRS, the comparative value of the SPDRS and the value of the S&P 500 Index, market interest and yield rates and the time remaining to the expiration of the Put Warrants and the settlement of the Purchase Contracts. In addition, the value of SPDRS depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally. The market value of the Units (and, after the Automatic Separation Date, of the Purchase Contracts and Put Warrants) is expected to depend primarily on changes in the Market Price of SPDRS. The price at which a holder will be able to sell Units (or, after the Automatic Separation Date, a combination of a Purchase Contract and the Related Put Warrant) prior to the Contract Settlement Date may be at a discount, which could be substantial, from the Unit Issue Price, if, at such time, the Market Price of SPDRS is below, equal to or not sufficiently above the Unit Issue Price. The historical Market Prices of SPDRS should not be taken as an indication of the future performance of SPDRS during the term of any Unit.

Limited Antidilution Adjustments

     Although the amount that holders of the Units are entitled to receive at settlement of the Purchase Contracts and the number of SPDRS salable under a Put Warrant are each subject to adjustment for certain events, such required adjustments do not cover all events that could affect the Market Price of the SPDRS. Although the Company may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Purchase Contracts or Put Warrants to reflect changes in the SPDRS in other circumstances, it is under no obligation to do so. Such other events may adversely affect the market value of the Units, Purchase Contracts and Put Warrants.

Variations in Composition of the SPDR Trust and the S&P 500 Index

     The performance of the SPDR Trust may not exactly replicate the performance of the S&P 500 Index because the total return generated by the securities included in the S&P 500 Index (the "Index Securities") will be reduced by transaction costs incurred in adjusting the balance of securities included in the SPDR Trust and other SPDR Trust expenses, whereas such transaction costs and expenses are not included in the calculation of the S&P 500 Index. In addition, the SPDR Trust may make capital gain distributions from time to time which could lower the Market Price of SPDRS. It is also possible that the SPDR Trust may not fully replicate the performance of the S&P 500 Index due to the temporary unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances.

Lack of Affiliation between the Company and the SPDR Trust

     The Company is not affiliated with the SPDR Trust and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning the SPDR Trust, events affecting the Trust, including those described above under "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

     The SPDR Trust is not involved in the offering of the Units and has no obligations with respect to the Units, Purchase Contracts or Put Warrants, including any obligation to take the interests of the Company or of holders of Units, Purchase Contracts or Put Warrants into consideration for any reason. The SPDR Trust will not receive any of the proceeds of the offering of the Units made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Units offered hereby.

Affiliation between the Calculation Agent and the Company

     Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Units, Purchase Contracts and Put Warrants, including with respect to certain antidilution adjustments that may influence the determination of the amount of SPDRS receivable upon settlement of the Purchase Contracts or the number of SPDRS that may be sold to the Company for the Put Price upon exercise of a Put Warrant. See "Antidilution Adjustments" above and "Market Disruption Event" in the Glossary.

Other Considerations

     It is suggested that prospective investors who consider purchasing the Units should reach an investment decision only after carefully considering the suitability of the Units in light of their particular circumstances.

Tax Considerations

     Investors should consider the tax consequences of investing in the Units. Due to the complexity of the rules affecting the federal income tax treatment of the Units and the absence of authorities that directly address the proper treatment of the Units or their components, prospective purchasers are strongly urged to consult their tax advisors regarding the federal income tax consequences of an investment in the Units. See "United States Federal Income Taxation" in this Prospectus Supplement.


                            SPDRS; PUBLIC INFORMATION

     The SPDR Trust, formed by PDR Services Corporation, a wholly-owned subsidiary of the AMEX, is a unit investment trust registered under the Investment Company Act of 1940 (the "40 Act") that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S & P 500 Index. Each unit, representing a fractional undivided interest in the Trust, is a SPDR. SPDRS are registered under the Exchange Act. Trusts with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's Website is http:/www.sec.gov. Information provided to or filed with the Commission by the Trust pursuant to the '40 Act and the Exchange Act of 1934 can be located by reference to Commission file number 811-7330. In addition, information regarding the Trust may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE UNITS OFFERED HEREBY AND DOES NOT RELATE TO SPDRS. ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING THE SPDR TRUST ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO THE SPDR TRUST IN CONNECTION WITH THE OFFERING OF THE UNITS. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING THE SPDR TRUST ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF SPDRS (AND THEREFORE THE UNIT ISSUE PRICE) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING THE SPDR TRUST COULD AFFECT THE VALUE RECEIVED ON THE CONTRACT SETTLEMENT DATE OR ANY WARRANT SETTLEMENT DATE WITH RESPECT TO THE PURCHASE CONTRACTS OR PUT WARRANTS, RESPECTIVELY, AND THEREFORE THE TRADING PRICES OF THE UNITS AND, AFTER THE AUTOMATIC SEPARATION DATE, OF THE PURCHASE CONTRACTS AND THE PUT WARRANTS.

     NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF UNITS AS TO THE PERFORMANCE OF SPDRS.

     The Company or its affiliates may presently or from time to time engage in business with the SPDR Trust. In the course of such business, the Company or its affiliates may acquire non-public information with respect to the SPDR Trust. The statement in the preceding sentence is not intended to affect the rights of holders of the Units under the securities laws. Any prospective purchaser of a Unit should undertake an independent investigation of the SPDR Trust as in its judgment is appropriate to make an informed decision with respect to an investment in SPDRS.

                             HISTORICAL INFORMATION

     The following table sets forth the high and low Market Price of SPDRS during 1993, 1994, 1995, 1996, 1997 and 1998 through March 3, 1998. The AMEX symbol for SPDRS is "SPY" (CUSIP 78462F103). The Market Price of SPDRS on March 3, 1998 was $105.500. The Market Prices listed below were obtained from Bloomberg Financial Markets. The Company believes all such information to be accurate. The historical prices of SPDRS should not be taken as an indication of future performance, and no assurance can be given that the price of SPDRS will increase sufficiently to cause the beneficial owners of the Purchase Contracts to receive an amount in excess of the Unit Issue Price on the Contract Settlement Date.



                                                                       Dividends
                                                High         Low      per Share
SPDRS                                         -------      -------    ---------
1993
   First Quarter............................  $45.750      $43.406      $0.2132
   Second Quarter...........................   45.656       43.406       0.3180
   Third Quarter............................   47.063       44.219       0.2862
   Fourth Quarter...........................   47.094       45.844       0.3172
1994
   First Quarter............................  $48.281      $44.469      $0.2712
   Second Quarter...........................   46.531       43.906       0.3050
   Third Quarter............................   47.781       44.563       0.2882
   Fourth Quarter...........................   47.640       44.875       0.3627
1995
   First Quarter............................   50.422       45.781       0.2682
   Second Quarter...........................   55.125       50.234       0.3162
   Third Quarter............................   58.781       54.609       0.3123
   Fourth Quarter...........................   62.625       57.750       0.3820
1996
   First Quarter............................   66.328       59.969       0.2855
   Second Quarter...........................   68.188       62.922       0.3509
   Third Quarter............................   68.813       62.656       0.3500
   Fourth Quarter...........................   76.125       69.000       0.3171*
1997
   First Quarter............................   81.875       74.031       0.2993
   Second Quarter...........................   90.234       73.375       0.3500
   Third Quarter............................   96.031       89.344       0.3484
   Fourth Quarter...........................   98.938       87.188       0.3795
1998
   First Quarter (through March 3, 1998)....  105.500       92.313       0.0000

     *The SPDR Trust also made a capital gain distribution of $0.897 per SPDR in the fourth quarter of 1996.

     The Company makes no representation as to the amount of dividends, if any, that will be payable on each SPDR in the future. In any event, holders of the Units (and, after the Automatic Separation Date, of Purchase Contracts) will not be entitled to receive dividends, if any, that may be payable on SPDRS.


                      UNITED STATES FEDERAL INCOME TAXATION

     This summary addresses certain U.S. federal income tax consequences to holders who are initial holders of the Units, who purchase the Units at the Unit Issue Price, and who will hold the Units as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, all as currently in effect, any of which may be changed subsequent to the date of this Prospectus Supplement, thereby potentially affecting the tax consequences described herein. This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, insurance companies, tax-exempt organizations, dealers in options or securities, or persons who hold positions (such as SPDRS) other than the Unit or either of the Components (as defined below) such that the Unit or either of the Components are treated as a part of a hedging transaction, straddle, conversion or other integrated transaction); further, it does not address holders who will incur interest or carrying charges in order to acquire and hold a Unit or the Components. As the law applicable to the U.S. federal income taxation of instruments such as the Units is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Unit that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation created or organized under the laws of the U.S. or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

     Pursuant to the terms of the Units, the Company and every U.S. Holder of a Unit agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Unit for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a Purchase Contract and (ii) a Put Warrant. Although no statutory, judicial or administrative authority directly addresses the characterization of the Units or instruments similar to the Purchase Contract for U.S. federal income tax purposes and the matter is not free from doubt, Davis Polk & Wardwell, special tax counsel to the Company ("Tax Counsel"), is of the opinion that the characterization of the Units by the Company and the U.S. Holders will be respected as separate components as described above. Based on the Company's determination of the relative fair market values of the Components at the time of issuance of the Units, the Company will allocate % of the Unit Issue Price as premium for the Put Warrant and the remainder of the Unit Issue Price to the Purchase Contract. The characterization of the Units by the Company and the U.S. Holders and the opinion of Tax Counsel are not binding on the Internal Revenue Service ("IRS") or the courts and no ruling is being requested from the IRS with respect to the Units; accordingly, there can be no assurance that the treatment of the Units described in this summary will be upheld by a court. Unless otherwise indicated, the following discussion assumes that the characterization of the Units and the allocation of the Unit Price as set forth above are respected.

Tax Treatment of the Units

     Tax Basis. Based on the Company's determination as set forth above, the U.S. Holder's tax basis in the Purchase Contract and the Put Warrant will be __% and __% of the Unit Issue Price, respectively.

     Settlement of the Purchase Contract. Upon the final settlement of the Purchase Contract, a U.S. Holder will not recognize any gain or loss with respect to any SPDRS received thereon. With respect to any cash received upon settlement in lieu of any fractional shares of SPDRS, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be determined by the extent to which the amount of such cash received differs from the pro rata portion of the U.S. Holder's tax basis in the Purchase Contract allocable to the cash. With respect to any SPDRS received upon settlement, the U.S. Holder will have an adjusted tax basis in such SPDRS equal to the pro rata portion of the U.S. Holder's tax basis in the Purchase Contract allocable thereto. The allocation of the U.S. Holder's tax basis in the Purchase Contract between cash and SPDRS should be based on the amount of the cash received and the relative fair market value, as of the second Trading Day prior to the Contract Settlement Date, of the SPDRS. At the time of issuance of the Units, the Purchase Contract and the Put Warrant that constitute a Unit will be treated as offsetting positions constituting a straddle within the meaning of Section 1092 of the Code and corresponding Treasury Regulations (the "Straddle Rules"). Under the Straddle Rules, the holding period of a position is suspended during the time such position is part of a straddle. Therefore, the holding period of the Purchase Contract will not begin until the U.S. Holder has disposed of the Put Warrant, and the holding period of the Put Warrant will not begin until the U.S. Holder has disposed of the Purchase Contract. Thus, any gain or loss with respect to any cash received upon settlement in lieu of any fractional share of SPDRS will be short-term capital gain or loss, as the case may be, unless the U.S. Holder has disposed of the Put Warrant more than twelve months before the final settlement of the Purchase Contract. The U.S. Holder's holding period for any SPDRS received will start on the day after the Contract Settlement Date.

     Expiration of the Put Warrant. Upon the expiration of the Put Warrant, a U.S. Holder will realize loss equal to the U.S. Holder's tax basis in the expired Put Warrant. Under the Straddle Rules, if the U.S. Holder holds SPDRS received on settlement of the Purchase Contract upon expiration of the Put Warrant, the U.S. Holder may be required to defer recognition of the loss realized on the expiration of such Put Warrant until the taxable year in which the U.S. Holder disposes of its interest in the SPDRS.

     Exercise of the Put Warrant. Upon the exercise of the Put Warrant, a U.S. Holder will realize capital gain or loss to the extent the Put Price differs from the sum of the U.S. Holder's tax basis in the SPDRS sold and the U.S. Holder's tax basis in the exercised Put Warrant. A U.S. Holder who exercises the Put Warrant with SPDRS other than those received on settlement of the Purchase Contract will be required to defer recognition of any loss attributable to the exercise of the Put Warrant if it continues to hold SPDRS received on settlement of the Purchase Contract. By virtue of Section 1233 of the Code and corresponding Treasury Regulations (the "Short Sale Rules"), any capital gain realized upon the exercise of the Put Warrant will generally be short-term capital gain if the U.S. Holder has acquired any SPDRS within the period beginning twelve months before the purchase of the Units and ending upon the exercise of the Put Warrant.

     Sale or Exchange of the Components. Upon a sale or exchange of a U.S. Holder's separate interest in the Purchase Contract or the Put Warrant prior to the relevant settlement date, the U.S. Holder will recognize capital gain, if any, equal to the difference between the amount realized and the U.S. Holder's tax basis in the Component so sold or exchanged. Under the Straddle Rules, if the U.S. Holder realizes a capital loss on such sale or exchange, measured by the difference between the U.S. Holder's basis in the Component so sold or exchanged and the amount realized, the U.S. Holder may have to defer recognition of the loss until or unless the U.S. Holder has (i) in the case of a sale or exchange of the Purchase Contract, disposed of the Put Warrant; and (ii) in the case of a sale or exchange of a Put Warrant, disposed of the Purchase Contract. Under the Straddle Rules, any recognized gain will be short-term capital gain unless the U.S. Holder has (i) in the case of a sale or exchange of the Purchase Contract, disposed of the Put Warrant more than twelve months prior to such sale or exchange; and (ii) in the case of a sale or exchange of the Put Warrant, disposed of the Purchase Contract more than twelve months prior to such sale or exchange.

Possible Alternative Tax Treatments of an Investment in the Units

     Due to the absence of authorities that directly address the proper treatment of the Units or the Components, it is possible that the IRS could seek to analyze the U.S. federal income tax consequences of owning a Unit or either of the Components thereof under Treasury Regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

     Based on the advice of Tax Counsel, the Company will take the position that neither a Unit nor either of the Components is a debt instrument for tax purposes, and, therefore, the Contingent Payment Regulations do not apply to the Units or either of the Components. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Units or either of the Components, the timing and character of income thereon would be significantly affected. Among other consequences, a U.S. Holder would be required to accrue as original issue discount income at a "comparable yield" on the issue price of the deemed debt instrument, regardless of the U.S. Holder's usual method of accounting for federal income tax purposes. In addition, gain or loss would be recognized with respect to the receipt of SPDRS on final settlement of the Purchase Contract. Further, any gain realized with respect to such a deemed debt instrument would generally be characterized as ordinary income rather than capital gain.

     Even if the Contingent Payment Regulations do not apply to the Units or Components, other alternative U.S. federal income characterizations or treatments of the Units or Components are also possible, which may affect the timing and the character of the income or loss with respect to the Units or Components.

Proposed Legislation

     On February 4, 1998, Representative Barbara Kennelly released H.R. 3170 (the "Kennelly Bill"), which, if enacted, would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as short term capital gain. If the Kennelly Bill applied to a Purchase Contract, the effect would be to treat all or a portion of the long term capital gain recognized by a U.S. Holder on sale of the Purchase Contract or the SPDRS received thereon as short term capital gain, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S. Holder if the U.S. Holder had acquired SPDRS directly from the issue date of the Unit and disposed of the SPDRS upon disposition of the Purchase Contract. In addition, the Kennelly Bill would impose an interest charge on the gain that was recharacterized on the sale of the Purchase Contract or the SPDRS received thereon. As proposed, the Kennelly Bill would be effective for gains recognized after the date of enactment. U.S. Holders should consult their tax advisors regarding the potential application of the Kennelly Bill to the purchase, ownership and disposition of a Unit or its components.

Backup Withholding and Information Reporting

     A U.S. Holder of a Unit or a Component may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid (or property delivered) to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

     DUE TO THE COMPLEXITY OF THE STRADDLE RULES AND THE SHORT SALE RULES AND THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS THE PROPER TREATMENT OF THE UNITS OR THE COMPONENTS, PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS, INCLUDING, IN PARTICULAR, THE EXTENT TO WHICH THEIR INDIVIDUAL CIRCUMSTANCES MAY AFFECT THE GENERAL RESULTS OUTLINED ABOVE.

Non-U.S. Holders

     As used herein, the term "Non-U.S. Holder" means an owner of a Unit that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign trust or estate or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign trust or estate. The following summary does not deal with persons that are not Non-U.S. Holders or that are subject to special rules, such as nonresident alien individuals that have lost United States citizenship or that have ceased to be taxed as United States resident aliens, corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies, and certain other Non-U.S. Holders that are owned or controlled by persons subject to United States federal income tax. In addition, the following summary does not apply to persons for whom interest or gain on a Unit is effectively connected with a trade or business in the United States. For purposes of the discussion below, references to a Unit refer equally to a Component thereof.

     As described above in "United States Federal Income Taxation--Possible Alternative Tax Treatments of an Investment in the Units," the IRS may seek to recharacterize the Unit as a debt instrument subject to the Contingent Payment Regulations. The following discussion applies regardless of whether the IRS successfully applies such a recharacterization.

     Subject to the discussion below concerning backup withholding, payments with respect to a Unit by the Company or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such Unit, will not be subject to United States federal income or withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the beneficial owner, as discussed below; (iii) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (iv) such payment and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax, either the beneficial owner of the Unit, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Unit on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Unit is not a United States person. Under United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Unit certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States person and provides its name and address, and any Financial Institution holding the Unit on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Non-U.S. Holder (and furnishes the withholding agent with a copy thereof). With respect to Unit held by a foreign partnership, under current law, the Form W-8 may be provided by the foreign partnership. However, for payments with respect to a Unit after December 31, 1998, unless the foreign partnership has entered into a withholding agreement with the Internal Revenue Service, a foreign partnership will be required, in addition to providing an intermediary Form W-8, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

     A Unit held by a Non-U.S. Holder at the time of his death will be subject to United States federal estate tax as a result of such individual's death, unless an applicable estate tax treaty applies.

     Under current Treasury Regulations, backup withholding at 31% will not apply to payments by the Company made on a Unit if the certifications required by Sections 871(h) and 881(c) are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Unit made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 1998, a foreign partnership with certain connections to the United States, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under proposed Treasury Regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

     Non-U.S. Holders of Unit should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


                                   UNDERWRITER

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, Morgan Stanley & Co. Incorporated, (the "Underwriter") has agreed to purchase, and the Company has agreed to sell to the Underwriter 250,000 Units.

     The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Units are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Units if any are taken.

     The Underwriter proposes initially to offer the Units directly to the public at the public offering price set forth on the cover page hereof; provided that the price will be $_______ per Unit and the underwriting discounts and commissions will be $__________ per Unit for purchasers of greater than or equal to 100,000 Units and less than 250,000 Units (a "Tier I Investor") and the price will be $________ per Unit and the underwriting discounts and commissions will be $__________ per Unit for purchasers of greater than or equal to 250,000 Units (a "Tier II Investor", and any Tier I Investor or Tier II Investor being referred to herein as a "Tier Investor"), in each case, in any single transaction, subject to the holding period requirements described herein. After the initial offering of the Units, the offering price and other selling terms may from time to time be varied by the Underwriter.

     Generally, delivery of approximately 99.75% of the Units purchased by a Tier I Investor at the applicable reduced price (the "Delivered Tier I Units") or approximately 99.50% of the Units purchased by a Tier II Investor at the applicable reduced price (the "Delivered Tier II Units," and together with the Delivered Tier I Units, the "Delivered Units") will be made on the date of delivery of the Units referred to on the cover of this Prospectus Supplement. The balance of approximately .25% of the Units (the "Escrowed Tier I Units") purchased by each Tier I Investor or approximately .50% of the Units (the "Escrowed Tier II Units," and together with the Escrowed Tier I Units, the "Escrowed Units") purchased by each Tier II Investor, will be held in escrow and delivered to such Tier Investor if the Tier Investor and any accounts in which the Tier Investor may have deposited any of its Delivered Units have held all of the Delivered Units for 45 days following the date of this Prospectus Supplement or any shorter period deemed appropriate by MS & Co. If a Tier Investor or any accounts in which the Tier Investor has deposited any of its Delivered Units fails to satisfy the holding period requirement, as determined by MS & Co., all of the Tier Investor's Escrowed Units will be forfeited by the Investor and not delivered to it. The Escrowed Units will instead be delivered to the Underwriter for sale to investors. This forfeiture will have the effect of increasing the purchase price per Unit for such investors to 100% of the principal amount of the Units. Should investors who are subject to the holding period requirement sell their Units once the holding period is no longer applicable, the market price of the Units may be adversely affected. See also "Plan of Distribution" in the accompanying Prospectus.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     The Company does not intend to apply for listing of the Units or for the Purchase Contracts or Put Warrants on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Units and, following the Automatic Separation Date, in the Purchase Contracts and the Put Warrants as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Units, Purchase Contracts or Put Warrants and any such market-making may be discontinued at any time by the Underwriter at its sole discretion. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Units, Purchase Contracts or Put Warrants.

     This Prospectus Supplement and the accompanying Prospectus may be used by the Underwriter and other affiliates of the Company in connection with offers and sales of the Units, Purchase Contracts or Put Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. The Underwriter and such other affiliates of the Company may act as principal or agent in such transactions.

     The Underwriter is a wholly-owned subsidiary of the Company. The Underwriter's participation in the offering of the Units will be conducted in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     The Underwriter does not intend to confirm sales to accounts over which it exercises discretionary authority.

     In order to facilitate the offering of the Units, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Units, SPDRS or the individual stocks underlying the S&P 500 Index. Specifically, the Underwriter may overallot in connection with the offering of the Units, creating a short position in the Units for its own account. In addition, to cover overallotments or to stabilize the price of the Units, the Underwriter may bid for, and purchase, the Units in the open market. Any of these activities may stabilize or maintain the market price of the Units above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

     On or prior to the date of this Prospectus Supplement, the Company, through its subsidiaries and others, may hedge some or all of its anticipated exposure in connection with the Units by the purchase and sale of SPDRS, exchange traded and over the counter options on the S&P 500 Index, individual stocks included in the S&P 500 Index, futures contracts on the S&P 500 Index and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Purchase Contracts and Put Warrants, including on each Determination Date and Exercise Expiration Date, by purchasing and selling the securities and instruments listed above and other available securities and instruments. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such SPDRS, options, stocks, futures contracts, and options on futures contracts or on the value of the S&P 500 Index, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

                                                                    ANNEX A


                                    GLOSSARY


Adjustment Factor...........  1 (one), subject to adjustment as described under
                              "Description of Units--Antidilution Adjustments."

Automatic Separation Date...  June    , 1998

Business Day................  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Calculation Agent...........  Morgan Stanley & Co. Incorporated ("MS & Co.")

Contract Settlement Date....  The third Trading Day following the last
                              Determination Date (expected to be September 30,
                              2005).

Determination Dates.........  March 30, 2004, December 30, 2004 and September
                              27, 2005, or, if any such day is not a Trading Day, the next succeeding Trading Day, unless there is a Market Disruption Event on any such Trading Day. If a Market Disruption Event occurs on any such Trading Day, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event occurs; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding March 30, 2004, December 30, 2004 and September 27, 2005, then such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day.

DTC.........................  The Depository Trust Company

Exercise Expiration Date ...  September 27, 2005, or if such day is not a
                              Trading Day, the next succeeding Trading Day, unless there is a Market Disruption Event on such Trading Day. If a Market Disruption Event occurs on any such Trading Day, the Exercise Expiration Date will be the immediately succeeding Trading Day during which no Market Disruption Event occurs; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding September 27, 2005, then such fifth succeeding Trading Day will be deemed to be the Exercise Expiration Date, notwithstanding the occurrence of a Market Disruption Event on such day.

Final SPDR Value............  The average of the SPDR Closing Values, as determined on each of the three Determination Dates, as determined by the Calculation Agent.

Market Disruption Event...... With respect to the SPDRS:

                              (i) a suspension, absence or material limitation of trading of 100 or more of the securities included in the S&P 500 Index on the primary market for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the S&P 500 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                              (ii) a determination by the Calculation Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Units.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in a futures or options contract on the S&P 500 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and
                              (5) a suspension, absence or material limitation of trading on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Market Price................  If SPDRS (or any other security for which a Market
                              Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one SPDR (or one unit of any such other security) on any Trading Day means (i) the last reported bid price on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which SPDRS (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported bid price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported bid price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for SPDRS (or any such other security) obtained from as many dealers in SPDRS (or any such other security), but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS" security shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Put Price...................  $

SPDR Closing Value..........  The product of the Market Price of one SPDRS and the Adjustment Factor, each as determined by the Calculation Agent on any Determination Date.

Trading Day.................  A day on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the American Stock Exchange, Inc. ("AMEX"), the NASDAQ National Market ("NASDAQ NMS"), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, as determined by the Calculation Agent.

Unit Issue Price............  $

Warrant Agent's Window......  The window of the Warrant Agent maintained for purposes of transfer and tender in the Borough of Manhattan, The City of New York, which is, on the date hereof, The Chase Manhattan Bank, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, New York 10041,
                              Attention: Tender Department.

Warrant Settlement Date.....  The third Trading Day following the Exercise
                              Expiration Date (expected to be September 30,
                              2005).






                                                                 ANNEX B

                              OFFICIAL NOTICE OF EXERCISE
                              ---------------------------

                   Morgan Stanley, Dean Witter, Discover & Co.

                    PUT WARRANTS SETTLING SEPTEMBER 30, 2005


                           ORIGINALLY COMPRISED BY THE
               SEPARABLE UNITS MANDATORILY EXCHANGEABLE FOR SPDRS

                             -----------------------

                              Dated:  [On or after August 26, 2005 and on or
                                       prior to the Exercise Expiration Date]

The Chase Manhattan Bank
Corporate Trust Securities Window
55 Water Street, Room 234
North Building
New York, New York 10041
(Attn:  Tender Department)

Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York  10036
(Via facsimile: 212-761-0674, Attn:  Lily Lam)

Dear Sirs:

     The undersigned is a holder of the Put Warrants Settling September 30, 2005 of Morgan Stanley, Dean Witter, Discover & Co. entitling the holder thereof to receive from the Company, upon exercise and delivery of a number of SPDRS with a value equal to the Final SPDR Value per Put Warrant, the Put Price. The undersigned hereby irrevocably elects to exercise ____ [minimum of 1,000 Put Warrants or any integral multiple thereof] of the Put Warrants, as of the date hereof, provided that such day is on or prior to the Exercise Expiration Date, all as described in the Prospectus Supplement dated , 1998 (the "Prospectus Supplement") to the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919; provided that this notice is subject to a limit order so that such Put Warrants will not be exercised if the Final SPDR Value as determined on the Exercise Expiration Date is equal to or greater than the Put Price. Capitalized terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will pay the Put Price on the Warrant Settlement Date in accordance with the terms of the Put Warrants, as described in the Prospectus Supplement.

                                                Very truly yours,

                                                -------------------------------
                                                [Name of Holder]

                                                By:
                                                    Title:

                                                    ---------------------------
                                                    [Fax No.]

Receipt of the above Official Notice of
Exercise is hereby acknowledged.

THE CHASE MANHATTAN BANK

By:
     Title:

Date and time of acknowledgment: